Exhibit 10.19

TERADYNE, INC. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(Restated as of January 1, 2005)

TERADYNE, INC. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(Restated as of January 1, 2005)

TABLE OF CONTENTS

Article I. Establishment and Purpose		1

1.1	Establishment	1
1.2	Applicability	1
1.3	Purpose	1
1.4	Invalidity of Particular Provision	2

Article II. Definitions		3

2.1	Definitions	3
2.2	Gender and Number	8

Article III. Eligibility and Participation		9

Article IV. Retirement Benefits		10

4.1	Retirement Benefits.	10
4.2	Commencement of Benefits.	11
4.3	Preretirement Death Benefit	12
4.4	Form of Payment	13
4.5	Payment of Small Amounts	16
4.6	Separation from Service Prior to Vesting	17
4.7	Non-Competition	17
4.8	Delay of Payments	17

Article V. Rights of Members		19

5.1	Vesting	19
5.2	Unsecured Interest	19
5.3	Employment	19
5.4	Member’s Rights	19

Article VI. Administration and Financing		20

6.1	Administration	20
6.2	Finality of Determination	20
6.3	Indemnification	20
6.4	Expenses	21
6.5	Financing	21

Article VII. Claims Procedure		22

7.1	Claims Procedure.	22

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Article VIII. Amendment and Termination		24

8.1	Amendment and Termination	24
8.2	409A	26

Article IX. Miscellaneous		27

9.1	Nontransferability	27
9.2	Withholding	27
9.3	Permitted Distributions	27
9.4	Applicable Law	28

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TERADYNE, INC. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(Restated as of January 1, 2005)

Article I. Establishment and Purpose

1.1 Establishment. Teradyne, Inc. and certain Affiliates (the “Employer”) established a supplemental retirement plan known as the “TERADYNE, INC. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN” (the “Prior Plan”), effective as of January 1, 1993 and thereafter amended from time to time. Since January 1, 2005, benefits accrued or vested under the Prior Plan have been administered in accordance with Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), and the guidance issued thereunder from time to time. This restatement (the “Plan”), is intended to memorialize the terms applicable to such benefits and is intended to comply with Section 409A. The terms of the Prior Plan, as amended from time to time, remain applicable to Grandfathered Benefits but no additional benefits shall be accrued or vested under its terms.

1.2 Applicability. The provisions of this Plan are applicable only to Eligible Employees who were Members of the Prior Plan on December 31, 2004 and continue to be Eligible Employees of an Employer thereafter or who become Eligible Employees of the Plan after December 31, 2004.

1.3 Purpose. The purpose of this Plan is to provide Members with retirement benefits they could be unable to receive under the Retirement Plan due to certain restrictions on the Retirement Plan imposed by Code Sections 401(a) (17) and 415 and to supplement the benefits payable to such Members from the Retirement Plan (in addition to those benefits accrued and vested under the Prior Plan). The Plan is intended to be unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees as described in the Employee Retirement Income Security Act of 1974, as amended.

1.4 Invalidity of Particular Provision. The invalidity of any particular provision of this Plan shall not affect the other provisions, and the Plan shall be construed in all respects as if such invalid provision were omitted.

Article II. Definitions

2.1 Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below.

(a)	Accrued Benefit has the same meaning as such term has in the Retirement Plan after December 31, 2004, but calculated under the terms of the Plan. If Retirement Benefits commence prior to Social Security Retirement Age, the factors in Appendix A, Column B of the Retirement Plan will be used for this calculation.

(b)	Actuarial Equivalent has the same meaning as such term has in the Retirement Plan.

(c)	Affiliate shall mean—

(1)	any corporation other than the Company which together with the Company is a member of a “controlled group” of corporations (as defined in Code Section 414(b));

(2)	any organization which together with the Company is under “common control” (as defined in Code Section 414(c));

(3)	any organization which together with the Company is an “affiliated service group” (as defined in Code Section 414(m)); or

(4)	any other entity required to be aggregated with the Company pursuant to regulations under Code Section 414(o).

(d)	Annual Compensation has the same meaning such term has under the Retirement Plan without the limitations of Section 401(a)(17) of the Code.

(e)	Beneficiary shall mean the person or persons last designated by a Member, in such manner as the Plan Administrator deems appropriate, to receive any benefits for which a Beneficiary is eligible under this Plan, or if there is no living Beneficiary the Member’s Spouse, and if no living Spouse, then the Member’s estate.

(f)	Code shall mean the Internal Revenue Code of 1986, as the same shall from time to time be amended, and the guidance issued thereunder.

(g)	Committee shall mean any Committee of the Board of Directors of the Company designated by the Board to have any responsibility with respect to the Plan.

(h)	Company shall mean Teradyne, Inc.

(i)	Compensation:

(1)	for those Members who became Members under the Plan before January 1, 2003, shall mean for each Plan Year,

(A)	an amount equal to the Annual Compensation minus

(B)	actual payments to the Member under the Variable Compensation Plan for such Plan Year, plus

(C)	target variable portions of the Member’s Model Compensation for the Plan Year as of the most recent effective date as of when the Model Compensation is fixed for the Member.

(2)	for Members who became Members after January 1, 2003 (or hereafter become Members), shall mean for each Plan Year, an amount equal to Annual Compensation, but only to the extent it exceeds the limit under Section 401(a)(17) of the Code during such Plan Year.

(j)	Covered Compensation shall mean the Breakpoint for each Plan Year after 1988 as defined in Section 2.1(g)(3) of the Retirement Plan.

(k)	Credited Service has the same meaning as such term has in the Retirement Plan.

(l)	Disability has the same meaning as such term has in the Retirement Plan.

(m)	Earliest Retirement Date has the same meaning as such term has in the Retirement Plan as of January 1, 2005.

(n)	Eligible Employee shall mean an Employee who is an “Eligible Employee” as defined in the Retirement Plan (and who had elected to continue to accrue benefits under the Retirement Plan after October 29, 1999), and who was a Member of the Prior Plan on December 31, 2004, or, thereafter is eligible for Model Compensation in excess of the Section 401(a)(17) limit in any Plan Year in which he is employed by Employer, and has been notified that he or she is an Eligible Employee under this Plan by the Plan Administrator. No Employee shall be considered an Eligible Employee after October 29, 1999 if such Employee experiences a Break in Service under the Retirement Plan and any Retirement Benefits shall be based on the terms of this Plan (and the Prior Plan) prior to such Break in Service and such Member’s service and compensation at that time.

(o)	Employee shall mean an individual who is employed by the Employer as a regular employee or an expatriate employee on the U.S. payroll and who is regularly scheduled for 20 or more hours of service per week taking into account Hours of Service as defined in the Retirement Plan.

(p)	Employer shall mean the Company and any Affiliate that has been included in the Prior Plan (or is hereafter included in this Plan) with respect to some or all of its Eligible Employees.

(q)	Final Average Compensation shall mean the sum of the Employee’s Monthly Compensation for the 5 Plan Years during which the Employee’s aggregate Monthly Compensation was the highest, divided by five; provided, however, that if the Employee terminated employment on any day other than the last business day of the Plan Year, then, if higher, Final Average Compensation shall mean the sum of the Member’s Monthly Compensation during the 60 consecutive months ending with the month prior to the Member’s termination date, if higher; and provided further that if the Employee has fewer than sixty consecutive months of employment with the Employer or his or her termination date, Final Average Compensation shall mean the Employee’s average Monthly Compensation during the period of his or her employment with the Employer.

(r)	Grandfathered Benefits shall mean the accrued and vested benefits under the terms of the Prior Plan as of December 31, 2004 as defined for purposes of Section 409A and subject to the terms of the Prior Plan as in effect on October 3, 2004 and as amended thereafter consistent with Section 409A.

(s)	Member shall mean an Employee who has satisfied the requirements of Article III.

(t)	Model Compensation is Employee’s base salary plus target variable payout under the terms of the Variable Compensation Plan.

(u)	Monthly Compensation shall mean Compensation divided by 12 except that, for the year in which a Member terminates employment, Compensation shall be determined with respect to the period of service completed in such year, divided by the number of such months (including any partial months).

(v)	Normal Retirement Date is the date the Member reaches Social Security Retirement Age.

(w)	Plan Administrator shall mean the Retirement Plan Committee, as described in the Retirement Plan, or any other person designated as Plan Administrator by the Board of Directors or a Committee.

(x)	Plan Year shall mean the calendar year.

(y)	Retirement Benefits shall mean the benefits provided under Section 4.1 of this Plan.

(z)	Retirement Plan shall mean the Retirement Plan for Employees of Teradyne, Inc., as amended from time to time.

(aa)	Separation from Service shall mean a Member’s termination of employment with an Employer within the meaning of Section 409A.

(bb)	Social Security Retirement Age has the same meaning as such term has under the Retirement Plan as of January 1, 2005.

(cc)	Spouse, Surviving Spouse and the term “married” shall be interpreted under the law of the jurisdiction in which the Member was married.

(dd)	Variable Compensation Plan shall mean the Teradyne, Inc. Variable Compensation Plan as modified and incorporated into the Teradyne, Inc. 2006 Equity and Cash Compensation Incentive Plan, each as amended from time to time.

2.2 Gender and Number. Except where otherwise indicated by the context, any masculine terminology used herein shall also include the feminine gender, the definition of any term herein in the singular shall also include the plural, and the definition of any term herein in the plural shall also include the singular.

Article III. Eligibility and Participation

Each Eligible Employee who was a Member prior to January 1, 2005 shall continue to be a Member under this Plan as of that date. However, amounts accrued and vested for such Member within the meaning of Section 409A prior to January 1, 2005 shall be subject only to the terms of the Prior Plan and no additional benefits shall be accrued or vested under the Prior Plan after December 31, 2004. Amounts accrued or vested on or after January 1, 2005 within the meaning of Section 409A shall be subject to the terms of this restated Plan and Section 409A. Each other Employee who becomes an Eligible Employee on or after January 1, 2005 shall become a Member on the day after becoming an Eligible Employee.

Article IV. Retirement Benefits

4.1 Retirement Benefits.

(a)	Entitlement to Retirement Benefits. Except as provided in Section 4.7, a Member who Separates from Service after December 31, 2004 and who is vested under the terms of Article V is entitled to the receipt of Retirement Benefits determined in Section 4.2, payable in the manner provided in the Member’s election under Section 4.4 of Plan with respect to all amounts accrued or vested after December 31, 2004.

(b)	Amount of Retirement Benefits. A Member who,

I.	first became a Member prior to January 1, 2003, shall be entitled to a monthly Retirement Benefit equal to one-twelfth of the result of (1) minus (2) minus (3) where—

(1)	is an amount payable in a straight life annuity form equal to the product of (i) the Member’s Credited Service and (ii) the sum of (A) and (B) as follows:

(A)	0.75 percent of the Member’s Final Average Compensation up to the Covered Compensation,

(B)	1.50 percent of the Member’s Final Average Compensation above the Covered Compensation,

(2)	is the Member’s Accrued Benefit payable in a straight life annuity form from the Retirement Plan; and

(3)	is the Member’s Accrued Benefit payable in a straight life annuity form under the Prior Plan with respect to amounts accrued and vested within the meaning of Section 409A prior to January 1, 2005; or

II.	first became a Member on or after January 1, 2003, shall be entitled to a monthly Retirement Benefit equal to one-twelfth of (1) minus (2) when

(1) is a straight life annuity form equal to the total of 1.5% of the Member’s Compensation for each Plan Year beginning January 1, 2003 in which the Member participated in the Plan; provided that 1% shall be substituted for 1.5% for any Plan Year (or fraction thereof) in which the Member had completed more than 35 years of Credited Service; and

(2) is the Member’s Accrued Benefit payable in a straight life annuity form under the Prior Plan with respect to amounts accrued and vested within the meaning of Section 409A prior to January 1, 2005.

4.2 Commencement of Benefits.

(a)	Retirement Benefits under this Article IV shall commence as of the month coincident with or next following the later of:

(1)	the Member’s Separation from Service, or

(2)	the date on which such Member attains his or her Social Security Retirement Age;

provided that the Board of Directors or a Committee, in its sole discretion, may instruct the Plan Administrator to commence or advance such payments on an earlier date to satisfy an unforeseeable emergency as permitted and to the extent limited under Treas. Reg. § 1.409A-3(i)(3).

(b)

Notwithstanding the provisions of the preceding paragraph, but acting in accordance with Section 409A(a)(2)(B) of the Code, distributions upon Separation from Service of any specified employee, as defined in Section 409A, may not commence earlier than the date 6 months and one day after the date of such separation (or the date of death, if earlier). Any distributions which would have been made prior to the actual commencement of benefits but for the delay required by Section 409A(a)(2)(B) of the Code under Section 409A shall be accumulated and paid in a lump sum once benefits may commence, without interest, to the Member or his or her Beneficiary as the case may be.

4.3 Preretirement Death Benefit. Benefits accrued or vested after December 31, 2004 shall be provided under this Section if the Member is married on the date of such Member’s death and if such Member dies before Retirement Benefits commence under the Plan, and in accordance with Section 4.3(a) or (b).

(a)	On or After Vesting.

(1)	Timing. If a Member dies after becoming vested (other than as a result of such death) under Article V and (a) such Member is married on the date of death, and (b) the Member has not yet begun to receive benefits, then in lieu of any other benefit herein, the Surviving Spouse shall be entitled to receive as a death benefit a monthly payment beginning during the month following the Member’s death and ending with the month in which the Spouse dies.

(2)	Amount. The monthly benefit under this subsection (a) shall equal 50 percent of the Retirement Benefit which would have been payable under Section 4.1(b) to the Member if the Member had retired the day before death and benefit payments had commenced on that date in the form of a joint and 50 percent survivor annuity with the Surviving Spouse as the contingent annuitant.

(b)	Prior to Earliest Retirement Date.

(1)	Timing. If a Member dies while employed by an Employer prior to a Member’s Earliest Retirement Date (without taking such death into account) under the Retirement Plan and such Member is married on the date of death, then the Surviving Spouse shall be entitled to receive as a death benefit a monthly payment beginning during the month following the earlier of—

(A)	the date that would have been the Member’s Earliest Retirement Date under the Retirement Plan, or

(B)	the date the Member would have attained age 65, and ending with the month in which the death of the Spouse occurs.

(2)	Amount. The monthly benefit under this subsection (b) shall equal the amount determined as if the Member:

(A)	Separated from Service with the Employer on the day before the date of death,

(B)	began receiving Retirement Benefits in the form of a joint and 50 percent survivor annuity on the date of the Member’s Separation from Service,

(C)	died the day thereafter.

4.4 Form of Payment. Retirement Benefits under the Plan shall be paid as provided in this Section 4.4.

(a)	Life annuity. The annual amount of Retirement Benefits payable to any Member who does not have a Spouse on the date his or her Retirement Benefits commence or who is married but has made a valid election to receive his or her Retirement Benefits in the form specified in this Section 4.4(a) rather than in the form specified in Section 4.4(b) shall be payable for the life of the Member only, unless another optional form of payment has been elected pursuant to Section 4.4(c) below.

(b)	Automatic Joint and Survivor Annuity for Married Members. Except as otherwise provided herein, Retirement Benefits payable hereunder to any Member who is married on the date his or her Retirement Benefits are to commence will be automatically paid to the Member and his or her Spouse in the form of a joint and survivor annuity. The joint and survivor annuity shall provide for retirement income to the Member and the Member’s Spouse in the same amount and the same manner as if the Member had elected Option 2 in Section 4.4(c) below, providing for 50 percent of the Member’s reduced Retirement Benefit to be continued to his or her Spouse as the contingent annuitant.

(c)	Optional Forms. Notwithstanding the provisions of Sections 4.4(a) and (b), prior to the date with respect to which payments shall be made, the Member may elect the form in which his or her Retirement Benefits are to be made either by electing a life annuity under Section 4.4(a) or from among the choices in this Section 4.4(c), provided that such election then complies with Section 409A.

(1)	Option 1 – Period Certain and Life Option. A reduced rate of Retirement Benefits payable to the member during his or her retired life, but guaranteed for a period of 5, 10, or 20 years, at the election of the Member, from the date Retirement Benefits commence. If the Member dies before expiration of the period certain, payments shall be continued to the Member’s Beneficiary for the remainder of the period certain. If the Member’s Beneficiary dies while further payments are due, such further payments shall be made to any one or more persons designated by the Member as alternate Beneficiaries which designation can be made at any time during the Member’s life. In the absence of the designation of an alternate Beneficiary, the value of such payments shall be paid to the Member’s Surviving Spouse, and if none, to the Member’s estate. If the Member dies after this Option 1 has gone into effect, but has failed to designate a Beneficiary, the payments shall be made to the Member’s Surviving Spouse, or if none, to the Member’s estate.

(2)	Option 2 – Contingent Annuitant Option. A reduced rate of Retirement Benefits payable during the lifetime of the Member with a percentage, either 50 percent, 75 percent, or 100 percent, designated by the Member, of said Retirement Benefits payable after the Member’s death to his or her designated contingent annuitant for such contingent annuitant’s lifetime.

(3)	If either the Beneficiary under Option 1 or the contingent annuitant under Option 2 dies before the retirement commencement date, the election shall be deemed null and void, but the Member shall be entitled to make another election or designate a Beneficiary under Option 1 and a new contingent annuitant under Option 2 to the extent consistent with Section 409A, and if not, the benefit will be paid as an annuity under Section 4.4(a) or Section 4.4(b) as applicable.

(4)	If the contingent annuitant under Option 2 dies after the option has become effective, the option shall continue in effect, the annual amount of Retirement Benefits payable to the Member at the time of the contingent annuitant’s death shall remain unchanged, and no further Retirement Benefits shall be payable upon the subsequent death of the Member. If the Beneficiary under Option 1 dies at any time prior to the Member’s death, the option shall remain effective and the Member may designate a new Beneficiary. In the event the Beneficiary under Option 1 dies after benefit payments have begun to the Member and the Member designates a new Beneficiary, the period of time over which the benefits are to be paid shall not be changed.

(5)	Elections shall be made in accordance with a procedure established by the Plan Administrator from time to time. Each form of payment hereunder shall be the Actuarial Equivalent of the Retirement Benefit calculated under Section 4.1(b) and payable under the Plan.

4.5 Payment of Small Amounts. Notwithstanding the foregoing, if the value of the Retirement Benefits payable under Section 4.1 or 4.3 is no more than the dollar limit under Section 402(g)(1)(B) of the Code when calculated as if payable in a lump sum, which is the Actuarial Equivalent of the Retirement Benefit, at the time of Separation from Service or death, as applicable, under the terms of the Plan, then on the Member’s Separation from Service or death, the Plan Administrator may direct that such lump sum be paid to the Member (or the

Member’s Beneficiary) within 90 days following such Separation from Service or death, provided that the payment means that the Member will retain no benefits under any other non-account balance plans aggregated with the Plan under Treas. Reg. § 1.409A-1(c)(2)). Should a Member receive a benefit under this Section and be reemployed by an Employer, any Retirement Benefits payable under this Plan after his or her reemployment shall be reduced by the Actuarial Equivalent of the benefits such Member received under this Section.

4.6 Separation from Service Prior to Vesting. Notwithstanding any provision herein to the contrary, a Member who Separates from Service with the Employer prior to vesting under Section 5.1 shall not be entitled to any Retirement Benefits (or death benefits) under the Plan.

4.7 Non-Competition. The Member shall forfeit any Retirement Benefits that would otherwise be payable under this Plan if he or she, for any reason whatsoever, directly or indirectly, accepts employment or renders services, with or without compensation, by or for any person, firm, or organization engaged in the sale, servicing, developing, manufacturing, or merchandising of products or services in competition with any product or service of the Company—

(a)	in the event of voluntary termination of employment for a period of three years immediately following such termination, or

(b)	in the event of involuntary termination of employment, for a period of one year immediately following such termination.

4.8 Delay of Payments. Notwithstanding the foregoing, any payment due under this Article IV, may be delayed in a manner that will not constitute a subsequent deferral under Section 409A and in such manner permitted by and subject to such conditions and limitations as imposed under Section 409A, including, without limitation, (a) if the Employer reasonably anticipates that its federal income tax deduction with respect to such payment will be limited or eliminated by application of Section 162(m) of the Code; provided that any payment so delayed will be paid at the earliest date at which the Employer reasonably anticipates that the federal income tax deduction will not be limited or eliminated by application of Section 162(m) of the Code, or, if later, the calendar year in which a Member has a Separation from Service, and (b) if the Employer reasonably anticipates the payments will violate federal securities law or other applicable law; provided that the payments delayed will be made at the earliest date at which the Employer reasonably anticipates that the making of such payments will not cause a violation.

Article V. Rights of Members

5.1 Vesting. A Member shall have a nonforfeitable right to Retirement Benefits payable pursuant to Article IV upon the earliest to occur of the following:

(a)	the Member’s Normal Retirement Date under the Retirement Plan,

(b)	the Member’s Earliest Retirement Date under the Retirement Plan,

(c)	the date the Member retires on account of Disability under the Retirement Plan, and

(d)	the Member’s death.

If the Member Separates from Service prior to having a nonforfeitable right under this Section 5.1 no Retirement Benefits will be paid hereunder.

5.2 Unsecured Interest. No Member or Surviving Spouse shall have any interest whatsoever in any specific asset of the Employer. To the extent any person acquires a right to receive payments under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer.

5.3 Employment. Nothing in this Plan shall interfere with or limit in any way the right of the Employer to terminate any Member’s employment at any time, nor confer upon any Member any right to continue in the employ of the Employer.

5.4 Member’s Rights. Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create or be construed to create a fiduciary relationship between the Employer or the Plan Administrator and any Member or Surviving Spouse or any other person. Members and Surviving Spouses have the status of general unsecured creditors of the Employer. The Plan constitutes a mere promise by the Employer to make benefit payments in the future. Neither Members nor Surviving Spouses (nor any other person) shall have any claim to any specific assets of the Employer, including any assets transferred to any trust described in Section 6.5 and all such assets shall remain owned by the Employer at all times.

Article VI. Administration and Financing

6.1 Administration. The Plan will be administered by the Plan Administrator, which shall have the exclusive right and full discretion subject to the provisions of 409A—

(a)	to interpret the Plan,

(b)	to decide any and all matters arising hereunder (including the right to remedy possible ambiguities, inconsistencies, or admissions),

(c)	to require information and documents from any person who may be helpful to the fulfillment of the Plan Administrator’s responsibilities.

(d)	to make, amend, and rescind such rules as it deems necessary for the proper administration of the Plan, including the adoption of written administrative procedures which may modify or eliminate provisions of this Plan in order to conform them more closely to Section 409A.

(e)	to make all other determinations necessary or advisable for the administration of the Plan, including determinations regarding eligibility for benefits under the Plan and the amount of benefits payable under the Plan.

6.2 Finality of Determination. The determination of the Plan Administrator as to any disputed questions arising under this Plan, including questions of fact and construction and interpretation of such facts and all applicable documents, shall be final, binding, and conclusive upon all persons.

6.3 Indemnification. To the extent permitted by law, and without limiting the applicability of any other indemnification provided by the Employer, the Plan Administrator, and all agents and representatives of the Plan Administrator, shall be indemnified by the Employer against any claims, and the expenses of defending against such claims, resulting from any action or conduct (or failure to act) relating to the administration of the Plan except claims arising from a finding of gross negligence, willful neglect, or willful misconduct.

6.4 Expenses. The cost of payment from this Plan and the expenses of administering the Plan shall be borne by the Employer.

6.5 Financing. The Employer may pay benefits under this Plan from its general assets or it may establish a trust and transfer to that trust such assets as it determines to assist the Employer in payment of such benefits under this Plan. To the extent distributions from any trust are not sufficient to make any benefit payment, the balance of such payment shall be made by the Employer.

Article VII. Claims Procedure

7.1 Claims Procedure.

(a)	Submission of Claims. Claims for benefits under the Plan shall be submitted in writing to the Plan Administrator or to an individual designated by the Plan Administrator for this purpose.

(b)	Denial of Claim. If any claim for benefits is wholly or partially denied, the claimant shall be given written notice within 90 days following the date on which the claim is filed, which notice shall set forth—

(1)	the specific reason or reasons for the denial,

(2)	specific references to pertinent Plan provisions on which the denial is based,

(3)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and

(4)	an explanation of the Plan’s claim review procedure.

If special circumstances require an extension of time for processing the claim, written notice of an extension shall be furnished to the claimant prior to the end of the initial period of 90 days following the date on which the claim is filed. Such an extension may not exceed a period of 90 days beyond the end of said initial period.

If the claim has not been granted, and if written notice of the denial of the claim is not furnished within 90 days following the date on which the claim is filed, the claim shall be deemed denied for the purpose of proceeding to the claim review procedure.

(c)	Claim Review Procedure. The claimant or his or her authorized representative shall have 60 days after receipt of written notification of denial of a claim to request a review of the denial by making written request to the Plan Administrator, and may review pertinent documents and submit issues and comments in writing within such 60-day period.

Not later than 60 days after receipt of the request for review, the Plan Administrator shall render and furnish to the claimant a written decision, which shall include specific reasons for the decision, and shall make specific references to pertinent Prior Plan provisions on which it is based. If special circumstances require an extension of time for processing, the decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review, provided that written notice and explanation of the delay are given to the claimant prior to commencement of the extension. Such decision by the Prior Plan Administrator shall not be subject to further review. If a decision on review is not furnished to a claimant within the specified time period, the claim shall be deemed to have been denied on review.

Article VIII. Amendment and Termination

8.1 Amendment and Termination. The Employer expects the Plan to be permanent but since future conditions affecting the Employer cannot be anticipated or foreseen, the Employer necessarily must and does hereby reserve the right to amend, modify, or terminate the Plan (in all circumstances as permitted by Section 409A) at any time, by action of the Board of Directors or a Committee. Any such amendment, modification, or termination shall not reduce or diminish the value of the benefit to be paid hereunder prior to the date of such amendment. The Employer may distribute the Actuarial Equivalent of the Retirement Benefits determined under Section 4.4, in a single lump sum, on termination of the Plan in such manner permitted by and subject to such conditions and limitations as imposed by Section 409A including, without limitation, the Employer’s termination and liquidation of the Plan in accordance with the following (modified as necessary to comply with Treas. Reg § 1.409A-3(j)(4)(ix)):

(a)	Corporate Dissolution or Bankruptcy: within 12 months following a corporate dissolution of the Employer taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A) provided that the amounts deferred under the Plan are included in each Member’s gross income in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received): (i) the calendar year in which the Plan terminates; (ii) the first calendar year in which the amounts are no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practicable;

(b)	Termination in Connection with a Change in Control Event: pursuant to irrevocable action taken by the Employer within 30 days preceding or 12 months after a change in the ownership or effective control of the Employer, or in the ownership of a substantial portion of the assets of the Employer as described in Section 409A(2)(A)(v) of the Code, provided that all distributions with respect to Members subject to the change in control event are made no later than 12 months following such termination of the Plan and further provided that all of the Employer’s plans and arrangements that are non-account balance plans for purposes of Treas. Reg. § 1.409A-1(c)(2) (and would be aggregated under such regulation) that cover Members subject to the change in control are terminated so that the Members are required to receive all amounts of compensation deferred under the other terminated plans and arrangements within 12 months following the irrevocable action to terminate such other plans and arrangements; or

(c)	Termination of Similar Plans: if all other non-account balance plans (for purposes of Treas. Reg. § 1.409A-1(c)(2)) sponsored by the Employer that would be aggregated with the Plan under Treas. Reg. § 1.409A-1(c) if a Member had participated are terminated; provided that (i) such action does not occur proximate to a downturn in the financial health of the Employer; (ii) all distributions are made no earlier than 12 months and no later than 24 months following such termination, and (iii) the Employer does not adopt any new non-account balance plans for a minimum of three years following the date of such termination.

Notice of such amendment or termination shall be given in writing to each Member and Beneficiary of a deceased Member having an interest in the Plan. The Employer may, at any time, provide for the cessation of the accrual of benefits under the Plan for some or all of the Members.

8.2 409A. It is the intention of the Company and any other Employer that the terms of this Plan shall be consistent with the provisions of Section 409A including rights that are grandfathered and the administration and interpretation of this Plan shall be consistent with such intention; provided that the Company, any other Employer and the Plan Administrator or its agents shall have no obligation to any Member or any other person if there is any failure to comply with said Section 409A or with respect to any liability, including, without limitation, any liability for taxes, additional taxes or interest incurred by the Member or any other person as a result of such failure.

Article IX. Miscellaneous

9.1 Nontransferability. In no event shall the Employer make any payment under this Plan to any assignee or creditor of a Member, a Surviving Spouse or a Beneficiary except to the extent consistent with any court order to make payments to someone other than a Member in connection with a domestic relations order as defined in Section 414(p)(1)(B). Prior to the time of payment hereunder, a Member, a Surviving Spouse or Beneficiary shall have no rights by way of anticipation or alienation nor shall such rights be assigned or transferred by operation of law.

9.2 Withholding. The Employer shall have the right to deduct from all payments made from the Plan any applicable withholding required by law to be withheld with respect to such payments.

9.3 Permitted Distributions. In addition to the provisions of Section 9.1, distribution may be made in such manner permitted by and subject to such conditions and limitations as imposed by Section 409A, including, without limitation, (i) to comply with government ethics or conflict of interest laws (per Treas. Reg. § 1.409A-3(j)(4)(iii)), (ii) to pay employment taxes under Sections 3101, 3121(a) and 3121(v)(2) of the Code on amounts accrued under this Plan, (iii) to pay income taxes under Section 3401 of the Code or corresponding state, local or foreign withholding rules triggered directly or as a result of the payments under (ii), (iv) to pay additional income tax on wages attributable to the pyramiding Section 3401 wages and taxes, (v) to comply with a “domestic relations order” (as defined in Code Section 414(p)(1)(B)) as permitted under Code Section 409A, and (vi) to pay any amount due as a result of some amount under this Plan being included in income as a result of a failure to comply with Section 409A.

9.4 Applicable Law. This Plan shall be governed and construed in accordance with the Employee Retirement Income Security Act of 1974, as amended, and to the extent not pre-exempted, the laws of the Commonwealth of Massachusetts.

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IN WITNESS WHEREOF, TERADYNE, INC. has caused this instrument to be executed, effective as of January 1, 2005, on this             day of             , 2008.

TERADYNE, INC.

By:

ATTEST

By: